Exhibit 99.1

PORTIONS OF THE TRANSCRIPT HAVE BEEN EDITED TO CORRECT MINOR ERRORS (I.E., “UMS” OR REPEATED WORDS)

LBI MEDIA, INC.

Moderator: Lenard Liberman

April 12, 2010

4:00 pm ET

Operator: Good day and welcome to the LBI Media 2009 Results conference call. Today’s conference is being recorded. At this time I’d like to turn the conference over to Mr. Lenard Liberman, President and CEO of LBI Media. Please go ahead, sir.

Lenard Liberman: Thank you, operator. Good afternoon and welcome to LBI Media’s 2009 fourth quarter earnings call. Joining me today are Winter Horton, our Chief Operating Officer, and Wisdom Lu, our Chief Financial Officer. During this call, I will provide an overview of financial and operating progress since our last earnings report. Winter will provide comments on the performance of our radio stations. And I’ll provide comments on our television stations and an update on the EstrellaTV network. Wisdom will then walk through our financial results. After formal remarks, we will open the call for question. Wisdom?

Wisdom Lu: Thank you, Lenard. Before we begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI Media in the future are forward-looking statements. These statements regarding future plans, events, financial results, and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to the press release that was issued earlier today for important factors that you should consider when evaluating this information. The forward-looking statements made during this call speak only as of the date hereof. And the company undertakes no obligations to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G as adopted by the SEC. This term is Adjusted EBITDA, which we define as net income or loss less income from discontinued operations, net of taxes, plus income tax benefit or expense, net interest expense, interest rate swap income or expense, impairment of broadcast licenses, depreciation, stock based compensation expense, gain or loss on sale and disposal of property and equipment, gain on sale of assets and other non-cash gains or losses. However, for the purposes of this call we’ll refer to what we entitle Adjusted EBITDA as simply EBITDA. In conformity with Reg G, we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure net cash flows provided by operating activities, prepared in accordance with the U.S. Generally Accepted Accounting Principles in our press release. This reconciliation is also provided in our quarterly report which was posted on our website earlier today.

Let me return the call to Lenard who will discuss our performance for the year 2009.

Lenard Liberman: Thank you, Wisdom. And before we begin, I’d like to thank you for your patience as we needed to postpone our previously scheduled call. As most of you may have already seen in our 8-K, the 8-K of our parent LBI Media Holdings, which was filed with the SEC on March 30, 2010, that there were some errors in our tax provision that caused us to restate our financial statement for the years 2006 through 2008. This was a below-the-line restatement and does not impact our Adjusted EBITDA.

On our call today, I would like to talk about our performance we saw in 2009 and why we are very well positioned to improve our financial and operating results in the year ahead. Despite the challenging economic environment this past year that negatively impacted the advertising industry, LBI achieved many important milestones. Some of our accomplishments include:

•	Expanding the EstrellaTV network station group into the nation’s largest and fastest growing Hispanic markets through both acquisitions and affiliations,

•	Strengthening our internally created and produced radio and television programming content,

•	Increasing the audience shares of both our TV and radio properties in our O&O markets, and

•	Monetizing these increased ratings through our local sales staffs, our wholly-owned national sales organization.

The launch of EstrellaTV in September 2009 has gone smoothly and we are now fully reported in Nielsen’s network ratings books. As a product of this success, we continue to sign up affiliates and now can be seen in 30 markets. Together with our owned and operated stations and pending acqusitions, all of which we’ll discuss in more detail during this call, we will soon have distribution in approximately 75% of the U.S. Hispanic television households.

Our content continues to perform very well as evidenced by solid ratings growth in our markets and strong network ratings. In fact we are consistently beating long-time networks such as Azteca, Galavision and Mun2, and many others, and have developed a larger national female audience than Univision and Telefutura on many nights during our hit TV show Tengo Talento, Mucho Talento in prime time. Aside from the launch of

EstrellaTV in September we have also launched a radio network based on the successful morning program of our personality, Don Cheto, which we’ll discuss this in greater detail momentarily. The creation of EstrellaTV with our existing highly rated TV programming and the launch of the Don Cheto network provide exciting opportunities for Liberman Broadcasting. We expect 2010 U.S. Census to confirm that the Hispanic market is the fastest growing market and we are optimistic that advertisers will respond accordingly regarding the economic potential of this important growing audience.

Similar to other broadcasters in the general and Spanish language markets we are cautiously optimistic that the worst of the recession is over. During the fourth quarter 2009, our overall net revenue decreased 1% from the fourth quarter 2008 which is a significant improvement over the performance of our first three quarters. Our radio segment posted a revenue decline of 8.2% while revenues at our TV segment increased by 9.5%, benefiting from the launch of EstrellaTV Network. It is worth noting that our revenue performance in TV was not aided by retransmission agreements.

Now I’d like to turn the call over to Winter, who will review the performance of our radio segment. Then I’ll follow it up with some comments about our television business and on EstrellaTV.

Winter Horton: Thanks Lenard. Our radio assets continue to attract growing audiences and demonstrate ratings growth.

In Los Angeles, our flagship station, Que Buena, continues its reign as the number one morning show. Our morning DJ, Don Cheto, ranked number one in every book in 2009 in the Hispanic adult 18 to 34 demo. Que Buena’s success continues in 2010 with the February 2010 book ranking Que Buena as Number one in morning drive, Monday through Friday 6:00 A to 10:00 A, as well as all day Monday through Sunday 6:00 A to midnight among Hispanic adults 18-34, 18-49, and 25-54. Que Buena also ranked number one in the daytime Monday through Friday 10:00 A to 3:00 P and midday Monday through Friday 3:00 P to 7:00 P among Hispanic adults 18 to 34.

As we discussed on previous calls, we’re capitalizing on the success of our morning program by syndicating the Don Cheto show. Currently, we have affiliates in the following nine markets — San Diego, Santa Rosa, Salinas, Albuquerque, Portland, Boston, Fresno, Bakersfield, and Guanajuato, Mexico. We continue to have strong interest in the Don Cheto Network and should have more affiliates signed up throughout the year. In addition, we’ve executed key endorsement deals with several major advertisers featuring Don Cheto. This is a tribute to the widespread appeal and popularity of this top radio personality.

Don Cheto’s also the number one DJ in Riverside/San Bernardino as his morning show airs on our station KRQB-FM. In Southern California, we also own KHJ, which continues to be the number one Hispanic AM station in Los Angeles and is still home to Dodgers’ baseball.

Our Texas radio assets have also been performing quite well. These assets have added diversification to our portfolio of stations. According to the Census Bureau’s annual metropolitan area population estimates, Dallas and Houston, two of our core markets, were the fastest growing cities in 2009 based on new residents. The Texas economy has held up nicely through the recession and seems somewhat insulated by its diversified economy.

In Houston, we recently changed the format of one of our stations from a pop format, XO, to a Nortena format. Since the change, our audience shares have increased by 146% in the 6:00 A to 7:00 P daypart among listeners in the 18 to 49 demo. These gains underscore the success of LBI’s radio programming strategy.

In 2009, the legal and professional services category of business remained very strong with a 50% year over year increase. Spending in the auto sector was challenged with a decrease of almost 44% from the prior year. We’re noticing some improvements in this category in 2010 and are hopeful that revenues will return from auto manufacturers.

While it still may take some time to reverse the decline and actually begin to see strong growth in revenues, we believe that we’re continuing to position ourselves positively through our strong programming, increased ratings, and audience shares, and by capitalizing on the successful home grown personalities like Don Cheto. As the economy recovers, we believe we’re well positioned to monetize our audience shares into revenue.

Now I’d like to turn the call back to Lenard to discuss our television performance.

Lenard Liberman: Thank you, Winter. The fourth quarter saw much improved performance in our television segment with a 10% revenue increase over the same period in 2008. Our EstrellaTV network contributed to this gain and this shows the potential benefits we can expect from the network in the future. But first, let me talk about the performance of our internally produced programming on our flagship television station KRCA-TV in Los Angeles.

KRCA-TV continues to perform very well in the nation’s largest Hispanic market and our original programming continues to resonate with Hispanics of all ages. Since the premiere of our new programming lineup last fall, ratings for EstrellaTV have grown impressively. In the November 2009 sweeps period, KRCA ranked number two in both primetime and daytime in all key adult demographics. In fact during this period, KRCA’s ratings among Adult viewers that are 25 to 54 years old increased by 23% while Univision’s ratings decreased by 23%. We are also experiencing similar ratings successes at our television stations in Dallas and Houston.

Part of the new programming lineup for the fall of 2009 included the debut of Tengo Talento, Mucho Talento. Tengo Talento is a talent show where singers, dancers, comedians and anyone with an ability compete for $100,000 cash prize and a professional career made possible by EstrellaTV and other LBI assets. Tengo Talento became an instant hit and took the number two position in the competitive 9:00 pm to 10:00 pm time slot amongst Spanish language television stations in LA, Dallas, and Houston in the November Sweeps periods. This represented a 100% increase in ratings over the November 2008 Sweeps.

In addition, we just recently signed former Univision network news anchor and Enrique Gratas to a multiyear contract to host and produce a new national news program for the EstrellaTV network. Enrique Gratas is an award-winning journalist as well as one of the most famously recognizable news anchors in Spanish television. This is just another example of the quality of programming and the depth of talent that we offer through EstrellaTV.

In March of this year, EstrellaTV became a Nielsen rated broadcast network. In its first overnight rating, EstrellaTV achieved a solid fourth place ranking among the many nationally rated Spanish language networks and continues to hold that position in prime time in key demographics. As we continue to expand and improve our distribution platform we anticipate that EstrellaTV’s ratings will continue to increase and that LBI’s share of the total advertising dollars spent on Hispanic networks will likely continue to grow. Currently the network is performing in line with our revenue expectations.

As we’ve mentioned before, our distribution platform consists of our owned and operated stations in Los Angeles, Dallas, Houston, Salt Lake City, Phoenix, and San Diego as well as affiliates in 22 additional markets. Since our last call, we have entered into affiliation agreements to carry EstrellaTV in Bakersfield, Palm Springs, Odessa-Midland, and Santa Barbara, respectively. In addition we have entered into asset purchase agreements to acquire television stations in Chicago, the number six largest Hispanic television market, as well as Denver, the 15th largest Hispanic market. Including these pending acquisitions, EstrellaTV will cover 75% of all Hispanic television households in the U.S.

Our ability to provide our affiliate partners with the full backing of our wholly-owned national sales organization Spanish Media Rep Team, or SMRT, provides a unique service to affiliates entering the Hispanic market for the first time. With offices located throughout the U.S. and dedicated sales professionals focused on developing television network and spot advertising dollars exclusively for EstrellaTV, SMRT is a key component to the future success of the network. We recently opened a new local SMRT office in Atlanta to service the demands of agencies located in that area. We have also grown our sales staff with experienced and talented individuals including a number of key hires in the last several months.

We remain committed to serving our owned and operated and affiliated television stations with the best programming and sales representation Hispanic media has to offer. The combination of LBI’s properties in the most important Hispanic markets and the successful launch of our national network EstrellaTV, along with the proven original programming we produce at our wholly-owned studios, support our view that we have a very unique platform in our space with very healthy prospects for growth as the economy rebounds.

Looking ahead, while no one can predict the future economic environment, we believe that 2010 will be a better year from a financial perspective as the economic environment regains some momentum. In addition with the impetus of the U.S. Census in 2010, we believe that advertisers will increasingly recognize the importance of the buying power and influence of the Hispanic market. We remain committed to executing our strategy and investing in our content with the goal of further strengthening our strategic position and creating value.

Now I’m going to turn the call over to Wisdom who is going to discuss in more detail our fourth quarter and full year 2009 financial performance.

Wisdom Lu: Thank you, Lenard. As Lenard previously mentioned, the company determined that the previously issued financial statements had to be restated due to accounting errors related to the treatment of certain temporary state tax credits and the classification and valuation of certain deferred tax accounts related to the Company’s indefinite-lived intangible assets. The restatements are related to the incomes tax provisions only and only impact the Company’s after- tax numbers. Revenues and EBITDA are not impacted by these restatements due to these accounting errors.

The following discussion and analysis of our financial condition and results of operations incorporates restated financial results (other than the results for the dates as of and for periods ended December 31, 2009). Due to our restatement for accounting errors relating to the treatment of certain temporary state tax credits and the classification and valuation of certain deferred tax accounts relating to our indefinite lived intangible assets, all prior period comparisons contained within this earnings call reflect restated financial results.

Let me briefly give you an update on our acquisition and divestiture activities. Part of our strategy is to maximize and utilize our broadcast assets, including divesting non-core properties and acquiring attractive stations that complement our long range strategic plan. To that end, on our last earnings call we mentioned that we received FCC approval to purchase TV station WASA in New York City. The WASA transaction closed in February. As previously mentioned, we have entered into an asset purchase agreement to purchase television stations in Chicago and Denver, both of which are important and growing Hispanic markets that we believe will be key markets for EstrellaTV. Both of these transactions are expected to close in the second quarter of this year.

Finally on the divestiture side, in October we entered into an asset purchase agreement with Patrick Broadcasting to sell KSEV-AM. KSEV is an AM station in Houston which we owned and leased out to Houston Broadcasting. The station was not considered one of our core properties. We sold KSEV for $6.5 million and this transaction closed in December. In addition, we assigned our rights under an asset purchase agreement, which we entered into in 2007, to purchase KDES, a radio station in Palm Springs, to LC Media. This transaction also closed in February.

In our financial results as we compare 2008 to 2009, please note that our 2008 numbers have also been adjusted to account for KSEV’s operations as being discontinued.

As for our financial results net revenues decreased by $0.2 million, or 1.0%, to $25.9 million for the three months ended December 31, 2009 as compared to 26.1 million for the same period in 2008. The change was primarily attributable to decreased advertising revenue in both our radio and television segments, reflecting the general decline in the advertising industry consistent with the continued downturn in the local and U.S. economies.

Net operating expenses decreased by $47.6 million, or 67.6%, to $22.8 million for the three months ended December 31, 2009, as compared to $70.4 million for the same period in 2008. This decrease was primarily related to $45.1 million of broadcast license impairment charges recorded in the fourth quarter of 2008, while no broadcast license impairment charges were recorded in the same period in 2009. Excluding the impact of the broadcast license impairment charges, net operating expenses decreased by $2.5 million, or 9.8%, from $25.3 million in 2008. This decrease was the result of a $2.4 million decrease in selling, general and administrative expenses, primarily due to lower sales commissions, reflecting lower net revenues and commission payout ratios. There was also a $1.8 million decrease in loss on sale and disposal of property and equipment primarily as a result of 2009 write-offs of obsolete property and equipment across our markets being less than those taken in our Texas markets in 2008. These decreases were partially offset by a $1.7 million increase in program and technical expenses primarily resulting from expenses related to production.

Adjusted EBITDA increased by$ 0.4 million, or 5.6%, to $6.4 million for the three months ended December 31, 2009, as compared to $6.0 million for the same period in 2008. This change was primarily the result of the decrease in SG&A, partially offset by the overall decline in radio and television advertising revenue and increase in program and technical expenses, as described above.

Income from discontinued operations, net of taxes, decreased to $0.7 million for the three months ended December 31, 2009, as compared to $0.2 million for the same period in 2008 — a change of $0.5 million.

We recognized net income of $0.2 million for the three months ended December 31, 2009, as compared to a loss of $49.4 million for the same period in 2008 — a change of $49.6 million. This change was primarily attributable to the $47.3 million decrease in operating loss primarily reflecting the absence of broadcast license impairment charges in the fourth quarter of 2009 and a $4.2 million increase in interest rate swap income, partially offset by income tax benefit of $2.6 million for the three months ended December 31, 2009, as compared to income tax benefit of $5.6 million for the same period in 2008.

For the year ended December 31, 2009, net revenues decreased by $13.4 million, or 11.5%, to $102.9 million from $116.3 million for the same period in 2008. The change was primarily attributable to decreased advertising revenue in both our radio and television segments, reflecting the general decline in the advertising industry consistent with the continued downturn in the local and U.S. economies.

Total operating expenses increased by $28.0 million, or 15.7%, to $206.3 million for the year ended December 31, 2009, as compared to the $178.3 million for the same period in 2008. The increase was primarily the result of a $34.8 million increase in broadcast license impairment charges. Excluding the impact of the impairment charges, total operating expenses decreased by $6.7 million, or 7.8%, to $79.8 million. This decrease was the result of:

•	a $3.2 million decrease in SG&A primarily a reduction in employee benefit cost and lower sales commission expenses, reflecting lower net revenue and commission payout ratios;

•

a $1.7 million decrease in loss on disposal of property and equipment primarily a result of the 2009 write-off of obsolete property and equipment across all of our markets less than that taken in our Texas markets in 2008 and write-offs related to Hurricane Ike taken in 2008 not repeated in 2009;

•

a $1.6 million decline in program and technical expenses primarily resulting from an increase in management’s estimate over the period of which certain of our internally-produced programs contribute to our revenues. This benefit realized from deferring the period over which certain television production costs or expense was partially offset by an increase in music license and rating service fees; and

•	decreases in depreciation and promotional expenses.

Adjusted EBITDA decreased by $8.6 million, or 19.8%, to 34.6 million for the year ended December 31, 2009, from $43.2 million for the same period in 2008. This change primarily reflects the decrease in net revenue of $13.4 million partially offset by decreases in operating expenses, as discussed above.

Discontinued operations, net of income taxes, increased to $1.4 million for the year ended December 31, 2009, as compared to $1.2 million for the same period in 2008 — a change of $0.2 million. This increase was primarily attributable to a gain on the sale of radio station KSEV-AM, partially offset by a $0.3 million broadcast license impairment charge recognized during the year ended December 31, 2009, as compared to no charge recorded during the same period in 2008.

We recognized a net loss of $107.3 million for the year ended December 31, 2009, as compared to $87.3 million for the same period in 2008. This change was primarily attributable to a $34.8 million increase in broadcast license impairment charges and a $13.4 million decrease in net revenues partially offset by a $13.1 million increase in income tax benefits.

Turning to our balance sheet, we had approximately $0.2 million of cash as of December 31, 2009. Our total debt balance was approximately $376.8 million which included $115.7 million in term loan debt and $33.6 million outstanding on our revolver.

Since December 31, we have borrowed, net of re-payments, an additional $9.4 million.

This will conclude our formal remarks and at this time, I’d like to open up the floor to any questions. Operator?

Operator: Thank you. If you’d like to ask a question at this time, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that’s star 1 if you have a question or a comment. And we’ll pause a brief moment.

We’ll take our first question from Matt Swope with Broadpoint Capital.

Matt Swope: Yes, hi guys. Could you give us a little more detail on Estrella? Did you quantify how much the Estrella revenue was for the fourth quarter?

Lenard Liberman: We don’t break that out.

Matt Swope: Is that some - as that gets bigger is that something, Lenard, that you think you will be able to break out?

Lenard Liberman: I haven’t really thought about - I have to look first what my competitors do and see if they do that. I haven’t thought too much about it. At this point, we don’t really want to, you know, let people know too much - I mean our competitors, in other words what we’re up to and how well we’re doing. So I’d rather keep it on the sly. But I’ll think about it.

Matt Swope: Okay. And then as you mentioned the Nielsen ratings and where you stand kind, of fourth across the board. Can you quantify the Nielsen ratings so far?

Lenard Liberman: Sure, it depends on the program. But Tengo Talento is clearly our biggest show. And that’ll get audiences of about up to 3, peaking at around 300,000 a person on a night. And overall in an evening, we’ll do between say 170,000 and 200,000 persons a night. Azteca does maybe between 70,000 and 90,000. And Telefutura, Winter probably what, 400,000, 500,000?

Winter Horton: Five hundred, yes somewhere around there.

Lenard Liberman: So and there are female -they’re nights where our female audience out delivers Telefutura.

Matt Swope: Got it. And how much of a lag do you think there is between you needing to build a couple of ratings books before you can really full sell this network?

Winter Horton: I think the lag is actually shorter than we thought. I think in today’s world people get pretty up to date information. It’s going to come down to the up fronts which are coming up. We’ve had a pretty good reception so far. We’ve gotten a fair amount of clients just through our relationships. I think it helps that we’re coming into this not really as a new company. People know us, know our programming. So, so far it’s been good but we’ll see what happens with the up front.

Matt Swope: And how much of the sales in Estrella are going to be national versus local or what is the early data on that?

Lenard Liberman: Well the - local revenue would be - revenue at our existing stations, the national spot there, so that we know. It’s the numbers we released for three years. The network revenue is unknown. I mean it’s - we know it’s - we believe we understand the size of the industry and the size of the market for the network business is a function of how successful we are at getting our share.

Matt Swope: Is there - I guess maybe I asked that badly. Is there a - you know, you have your affiliate network now where the local affiliate is selling the network. Are you also selling national advertising across the whole affiliate group?

Lenard Liberman: That’s a good question. Yes, our rep firm represents all of our affiliates. And we sell their national spot advertising.

Matt Swope: So I guess that was what I was trying to get at is how much of the revenue’s going to come into you from Estrella? I know you have a split on the local side. I know you guys have said it 60/40 fairly standard. So as we look at the net revenue that flows into you from Estrella, how much of that’s going to be - looks like that could be national versus how much could be local, just is there a rough way to think about that?

Lenard Liberman: It’s hard to - we don’t really have access to the data of what our affiliates sell. Although some of them seem to be doing very well. So in terms of the overall billing what the Estrella brand would be worth is what I guess you’re heading at…

Matt Swope: Right.

Lenard Liberman: We’ll get better information about that as we have affiliate groups and, you know, affiliate, you know, we get feedback from our affiliates. We certainly know the national revenue they sell. But their local revenue is something only they have access to. I’m sure hopefully in the spirit of, you know, what’s best for the network, we’ll get access to that information over time. We haven’t really focused on that yet. We’re really more focused on launching the network, improving our distribution, getting better cable channel, the cable position, getting on satellite. You know, because with these ratings we’re achieving with, you know, a good distribution system but one that can be improved upon dramatically. So we have to, you know, we’re - that’s what our first focus is. And then we’ll, you know, sort of pay attention to the business of finding out how much the overall brand is billing. On the national spot business, we make a commission ranging from between 12% to 15%. So we do make money off of our affiliates’ national sales as well.

Matt Swope: I see. Okay, and then on the APAs you mentioned in Chicago and Denver, did you mention a size on how much those two purchases are going to cost?

Lenard Liberman: So Denver’s a full power at $6.5 million. Chicago is a low power. It’s $1.2 million, $1.25 million. It’s about $7.75 million dollars.

Matt Swope: Got you. And the proceeds from the asset sale in Houston, those have already come in?

Lenard Liberman: Yes.

Matt Swope: That’s great. Okay, thanks guys. Appreciate it.

Lenard Liberman: Thank you.

Operator: And just an additional reminder, it is star 1 if you have a question or a comment at this time. We’ll move next to Bishop Sheen with Wells Fargo.

Davis Hebert: Good afternoon. This is Davis Hebert calling in for Bishop. I just wanted to focus on the auto sales in Q4. I think I heard a number for radio but I just wanted to - if you could disclose that for TV in Q4 as well for auto sales down year over year or…

Lenard Liberman: We don’t have it handy. We can call you back with it if you like.

Davis Hebert: Okay. And do you guys have a covenant leverage for the quarter?

Wisdom Lu: Yes, it’s 3.8.

Davis Hebert: Three point eight. Okay, thank you. And the term loan and revolver, are both of those due March 2012?

Wisdom Lu: Yes.

Davis Hebert: Okay. Have you guys looked at refinancing? Is this something you’re considering in the near term?

Lenard Liberman: Always considering as the market - if it looks favorable. It’s something we talk about and look at, sure.

Davis Hebert: Okay that’s all I have. Thank you.

Lenard Liberman: Thank you.

Operator: And just a final reminder, it is star 1 if you have a question or a comment at this time. And that is star 1 if you have a question or a comment.

And it appears we have no further questions in our queue at this time. Mr. Liberman, I’ll turn it back over to you for any final or additional comments.

Lenard Liberman: So thank you everyone. Thank you for calling in everyone.

Operator: And with no additional questions in our queue, that does conclude our conference call everyone. We thank you all for your participation.

Lenard Liberman: Thank you.

END